Exhibit 99.1

Aerosonic Reports Fourth Quarter and Fiscal Year 2012 Results

CLEARWATER, Fla. -- April 30, 2012, – Aerosonic Corporation (NYSE Amex: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its Annual Report on Form 10-K for the year ended January 31, 2012, with the United States Securities and Exchange Commission.

	Quarter Ended January 31,		Year Ended January 31,
	(Unaudited)		(Audited)
	2012	2011	2012	2011
Sales, net	$9,157,000	$8,825,000	$29,607,000	$29,618,000
Operating income	$1,608,000	$693,000	$1,341,000	$1,717,000
Net income	$730,000	$255,000	$392,000	$625,000
Basic income per share	$0.19	$0.07	$0.10	$0.17
Diluted income per share	$0.18	$0.06	$0.10	$0.15

For the fiscal quarter ended January 31, 2012, the Company reported net sales of approximately $9.2 million, up 4% as compared to net sales of approximately $8.8 million for the fiscal quarter ended January 31, 2011 due primarily to increased sales of development products and services. Net sales were $29.6 million for fiscal year 2012 which was consistent with net sales for fiscal year 2011. During fiscal year 2012, our sales volume decreased from the prior year by approximately $1.3 million on reduced demand for mechanical instruments and sensor products, offset by approximately $1.3 million of increased sales of development products and services, while the sales of spares and repairs were comparable year to year. During fiscal year 2012, we received new orders totaling $38.4 million, not including options, which was $12.2 million, or 47%, greater than fiscal year 2011. These orders increased our backlog of firm orders to nearly $25.5 million as of January 31, 2012, a 53% increase over the backlog of $16.7 million as of January 31, 2011.

The Company reported net income for the quarter ended January 31, 2012 of approximately $0.7 million, or $0.19 basic income per share, compared to net income of $0.3 million, or $0.07 basic income per share for the quarter ended January 31, 2011. For fiscal year 2012, the Company reported net income of approximately $0.4 million, or $0.10 basic income per share, compared to net income of approximately $0.6 million, or $0.17 basic income per share for the year ended January 31, 2011.

“Our Fiscal Year 2012 has been an eventful one for the company, with significant progress accomplished in a number of areas, topped off by a strong fourth quarter,” commented Douglas J, Hillman, President and CEO. “New orders totaled more than $38 million, an almost 50% increase over last year, while our year-end backlog was more than 50% higher than the year before. Operationally we completed the integration of our service and repair operations from Virginia, while at the same time our customer ratings for quality and delivery improved substantially.

While there are still concerns over the slow pace of recovery in the business jet market, the general direction for most of our addressable markets is positive. Our new OASIS® standby display is on track for release, with strong interest indicated by potential customers. Overall the company continues to gain momentum in its mission to grow as a high performance provider of aerospace sensors and instrumentation.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.